UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Target Corporation
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The following letter was received by Gregg Steinhafel, Chairman and Chief Executive Officer of Target Corporation, on May 18, 2009.

May 18, 2009

Gregg Steinhafel
Chairman, Chief Executive Officer, and President
Target Corporation
1000 Nicollet Mall
Minneapolis, Minnesota 55401

Dear Gregg:

I am writing this letter to express my support for Target in its current proxy battle with Pershing Square Capital Management

I’ve spent 25 years involved with active investing and corporate governance in the U.S. equity market, first, engaged in the policy debate in academia and government, and, more recently, as an investor. For the past 10 years, my firm, Integrity Brands, has been focused exclusively on active investing in the specialty retail and consumer brands sectors. I hold an investment position in Target. I feel as a result that I have a relevant perspective on your present situation, from both an operating and a governance perspective

Target is a remarkable company -- one of the great stories in the history of American retail. I hardly need tell you this, but it needs to be said. Target has completely, fundamentally, reinvented the premise of value retailing. For those of us who live in the retail world, this represents a daunting, complex accomplishment, driven by a delicate mix of art and science -- a creative vision combined with operational excellence.

As you know, your company has also done an unusual amount of good in the world – has been a model corporate citizen. Your charitable activities have been generous. Not trivially, you’ve also done a lot of direct good by making aspirational fashion and design accessible to many people who would otherwise not have been able to afford these small luxuries. The benefits of your design mission, moreover, are more far reaching than that. Your Clear RX program, for example, has created significant and tangible benefits for prescription drug users – a design-driven innovation that helps to reduce mistakes in administering medications – not a small contribution for a retailer to make to the world.

We all understand that in the recent environment has been challenging for Target. That’s hardly a reason to criticize the company or the strategy. Target relies, intrinsically, more heavily on discretionary purchases than do some of its no-frills competitors. In the free-fall of late 2008, frightened as never before in modern times, consumers cut back to the most basic of necessities. That will not last. People want to aspire to more than the most basic price-driven decisions. It’s human nature. It’s my prediction that chastened consumers, looking for design, fashion, and relevance, but careful in their spending, will be driven even more strongly to Target target’s model – the marriage of design and value are after all precisely what the brand stands for.

Pershing Square’s agenda at Target is a classic instance of misdirected activism. In Target, Pershing has not targeted an underperforming company. Instead, it’s targeted one of the best companies in America.

The entire original Pershing agenda was financial – focused on the real estate portfolio and the credit card receivables. As you know better than anyone, that’s a distracting and risky agenda at Target. In retail, revenues are volatile; fixed costs are high; and tight balance sheets can quickly mean bankruptcy. Target faces an intense and seismically changed retail environment. If ever there were a time for clear-headed and myopic focus on the most important operating and merchandising issues, coupled with financial conservatism and flexibility, now is that time. A publicly traded Target real estate REIT, as Pershing has suggested, would at the very least be a distraction, if not worse – a separate internal company, with its own narrowly focused fiduciary duties, which would, inevitably, be in conflict with Target’s ability to maximize retail flexibility.

Contentious activism and controversy also carry additional, deep organizational risks in retail. The core differentiating intellectual property lies in the people – the merchants and designers and operators that set the business apart. Strife and uncertainty distract them. In the worst case, some of them ultimately walk out the door, taking your core IP with them. A more efficient balance sheet isn’t much good, if you lose your product focus, and your customer stops shopping in your stores.

In its proxy battle, Pershing has begun to shift the ground to discuss operations. Mr. Ackman has argued that Target should be more aggressive in its embrace of the grocery category, and has proposed a candidate with operating experience in the grocery sector for the board. It is inconceivable to me that anyone would believe that Pershing, or an ex-grocery executive (a highly regarded operator in that field, but, without a track record of success in creatively-driven retail), could possibly have a better viewpoint into how to drive traffic, conversion, and margin in Target stores, than do Target’s management and merchant teams.

In my own work in the retail sector, I am continually reminded of this reality: unfortunately, retail looks easy. We all walk into stores. When we do, we all, as customers, often see things that could be done better. It’s easy to second-guess, because it’s all so visible -- to all of us. But in fact, it isn’t easy at all. Great merchants and designers, and great operators, are rare. The cultural ability to blend the art and the science, to stay fresh, to understand the customer, to evolve, to stay ahead, to drive margins and manage inventory and real estate – these are huge tasks. Outside prognostications about this complicated balancing act should be viewed with enormous skepticism when directed at a well-performing company.

In proposing new “independent” nominees for the Target board, Pershing has again sought to shift the debate – no longer focusing on its financial proposals, but instead, focusing on the abstract idea of “strengthening” the board. Pershing argues that the Target board needs new skill sets is specific areas (retail, finance, real estate), and that new directors in these areas can lead to better decision-making (which presumably might include acceptance of the heretofore rejected Pershing proposals).

Of all issues in the corporate governance arena, judging the performance of boards, and assessing the makeup of boards, is arguably the most difficult. Mr. Ackman has elicited some support for the idea that some of his candidates have good resumes and therefore could potentially improve the board. I’ve spent 25 years analyzing board performance as an academic, investor, and board member, and I’ve come to fundamentally disagree with this viewpoint.

How should one assess the performance of a board, and, hence, the potential benefits of new blood on the board? Based on my experience, I would emphatically say: not on the basis of abstract resumes, skill sets, or the reputations of individual members. This is not a job fair, nor a Congressional election, or an academic seminar.

Boards are teams – small working groups. They are like any other team within the company. Their effectiveness is a product not only of combined skill sets, but also of individual and shared perspectives, of leadership, of culture, and of personalities. Great boards work together as groups – teams: passionate about the business, informed, with great chemistry with management. Comparing individual backgrounds on a sheet of paper can’t possibly reflect how existing board members work within the team, and therefore, how they have contributed to the Target enterprise.

I can tell you from experience – as can any seasoned board member: an outsider can’t judge the effectiveness of individual board members. It’s a black box, and choosing one director over another based on a resume represents nothing more than a random gamble. On a number of occasions, I have been involved in companies where the single most effective and informed board member, who added the greatest value, was one who, viewed from the outside, had weak or less relevant credentials.

Structural issues like “independence” are also an unfortunate red herring – in the absence of any data to suggest problems. Pershing unjustly tarnishes the reputations of two highly regarded CEOs, including one of America’s most respected bank leaders who appears to have navigated his institution successfully through the apocalypse. It is beyond insulting to suggest that these individuals would choose to support suboptimal policies at Target because of business relationships between their entities.

There are a series of clear dimensions along which the Target board should be judged. The first, and most important, is the performance of the company. Target has performed admirably over the past years, pioneering a new strategy, evolving it, and earning good long-term returns for its shareholders. That would imply, obviously, that the board is doing its job – ensuring great performance and overseeing the development of a great franchise.

One can also drop down a notch and assess the actual work of the board. Not its structure – its actual work output. There is far too much focus, in the governance debate, on the structure and process of boards, and, far too little understanding and evaluation of the actual work they do. The board has clear tasks in overseeing the company. These tasks include: choosing and evaluating the CEO, working with the CEO to develop and ratify the strategic plan; working with the CEO to oversee the development of a deep, effective senior management team; compensating senior managers so as to reward great performance and align their interests with those of the company; retaining key talent; ensuring effective succession (possibly the most important task); and fostering a great culture – of entrepreneurialism, excellence, honesty, and compassion.

I believe that the record suggests that the Target board has been a success along these key dimensions. Target has a terrific and stable management team. The board has retained key talent in a competitive retail environment. Important succession issues appear to have been handled well. The culture is strong and widely admired. Compensation and incentives are appropriate. Values and culture are clearly strong.

Given these realities, there is simply no reason or justification for forcing new directors onto the Target board through a contentious and distracting process.

I hope that this letter provides a small degree of encouragement; that you prevail in the election next Thursday; and that that victory puts an end to this controversy. You need to be able to focus on running the business and driving Target’s strategy in these turbulent times.

With best wishes,

John Pound